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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION, CONTACT:

Kurt Adams or Ed Luboja
Vixel Corporation
425.806.5800
eluboja@vixel.com

              VIXEL CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

        BOTHELL, WASHINGTON, SEPTEMBER 18, 2001 -- Vixel Corporation (Nasdaq:
VIXL), a leading provider of storage area networking (SAN) solutions, today announced that it has adopted a stock repurchase program of up to $1 million. The repurchase program will begin immediately. Repurchases are to be made at the discretion of management as market conditions warrant and will continue through the end of 2001.

        "The adoption of this program reflects the Company's confidence in its long-term prospects and the prospects for the storage area networking marketplace," stated James M. McCluney, Vixel's President and Chief Executive Officer.

        Repurchases, if any, under Vixel's stock repurchase program may be made, from time to time in the open market, through block trades or otherwise.

ABOUT VIXEL CORPORATION

        Vixel Corporation offers customers real world solutions for storage networking. As a leading provider of Storage Area Network (SAN) solutions, the company's comprehensive portfolio of multivendor certified solutions, switches, hubs and integrated management software delivers reliable, interoperable solutions to its customers and partners. SAN InSite(TM) is Vixel's comprehensive open management software for SANs, providing remote control and diagnostics for Fibre Channel switches, hubs and transceivers from a single console, reducing the administration and overhead of implementing a SAN. Vixel products and technology are used by major system suppliers including Avid Technologies, Compaq, IBM, Lucent, Network

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Appliance and Sun Microsystems. Products are available worldwide through its network of value-added resellers, alliances and OEMs. Vixel is an ISO 9001 certified company.

VIXEL SAFE HARBOR STATEMENT

        Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include risks affecting performance and market acceptance of Vixel's products, Vixel's ability to meet its quality and performance standards, development of the storage area network, or SAN market, the competitiveness and performance of Vixel's products in the rapidly changing SAN market and the ability of Vixel to meet evolving product standards required by customers and others involved in the distribution channel for SAN products. Further information on the factors and risks that could affect Vixel's business, financial condition and results of operations, are contained in Vixel's Annual Report on Form 10-K and most recent Form-10Q, which are available at www.sec.gov.

                                     * * * *

For more information, visit Vixel's web site at www.vixel.com. Vixel Corporation is headquartered at 11911 North Creek Parkway South, Bothell, Washington 98011 and can be contacted by phone at 425-806-5509 or e-mail at marketing@vixel.com.




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